EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

Party A: Jiangsu Best Electrical Appliances Co., Ltd.
Party B: Changzhou Benshen Bike Co., Ltd.

Party A has the agreement with Party B based on following terms:

1. Consider Party B possess over 350 retail stores and annual sales of 200,000 bikes nationwide, Party A pays Party B RMB 20 million as compensation: the first RMB 10 million is due on Jan 25, 2011 and the rest is due on Jan 25, 2012. The compensation covers certain fixed assets and intangible assets, exclude land and property.

2. Party A hires Aiguo Zhou as the general manager of its LEV business sector with RMB 250,000 compensation annually and he will be responsible for the LEV operations.

3. The deadline for the transaction is Jan 28.

4. The whole liabilities from Party B will be undertaken by Party B.

/s/ Jianliang Shi
____________________
On behalf of Jiangsu Best Electrical Appliances Co., Ltd.

/s/ Aiguo Zhou
___________________
On behalf of Changzhou Benshen Bike Co., Ltd.